November 4, 2008

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Driftwood Ventures, Inc.

Dear Sir or Madam:

We have read the statements made in Driftwood Ventures, Inc.’s Form 8-K, dated October 30, 2008, which we understand will be filed on November 5, 2008. We agree with such statements in paragraphs 1 to 4 of Item 4.01 of such Form 8-K in regard concerning Raich Ende Malter & Co. LLP. We have no basis on which to agree or disagree any other statements made in the Form 8-K.

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Very truly yours,
/s/Raich Ende Malter & Co. LLP
Raich Ende Malter & Co. LLP
Independent Registered Public Accounting Firm